Exhibit 99.1

FOR IMMEDIATE RELEASE

SUTRON CORPORATION AGREES TO BE ACQUIRED BY HACH COMPANY AFFILIATE

FOR $8.50 PER SHARE

Sterling, VA and Loveland, CO – June 22, 2015 – Sutron Corporation (NASDAQ:STRN) and Hach Company are pleased to announce the entry into a definitive merger agreement, pursuant to which an affiliate of Hach Company will acquire Sutron Corporation by making a cash tender offer to acquire all outstanding shares of common stock of Sutron, at a purchase price of $8.50 per share, for a total enterprise value of approximately $39 million, net of cash.

Sutron would become a part of Hach Environmental, a group of companies including Ott Hydromet and Sea-Bird Scientific, that serves customers with high quality and reliable instruments focused on environmental monitoring solutions for natural resource and oceanographic applications. The addition of Sutron to the group is expected to provide many benefits, including the addition of core technologies in satellite communications, advanced air quality instrumentation, and highly sophisticated meteorological software solutions.

Glenn Cruger, President of Hach Environmental, said “Sutron is an excellent complement to Ott Hydromet’s portfolio of water quality, quantity and telemetry solutions with global reach that meets customer’s needs for integrated, seamless hydromet networks of sensors, communications and software. This combination will further build out our strong platform of environmental monitoring solutions designed to help our customers solve their most challenging water resources problems.”

Sutron’s Chairman, Chief Executive Officer and President, Raul McQuivey, said “I believe this transaction represents an outstanding opportunity for our shareholders, employees, and customers. As part of Hach Environmental, Sutron’s commitment to providing robust environmental monitoring solutions to hydromet, meteorological and air quality professionals will continue, and we will be able to expand our capability to provide the end-to-end solutions our customers have been asking of us.”

The Sutron Board of Directors has unanimously recommended that Sutron shareholders accept and tender their shares into the offer. The offer is subject to customary conditions, including tender of 66 2/3 percent of the outstanding shares into the offer, on a fully diluted basis, and the absence of a material adverse change with respect to Sutron. The transaction is expected to be completed in the third quarter of 2015.

About Sutron Corporation

Sutron Corporation is headquartered in Sterling, Virginia. Sutron provides hydrological, meteorological, air quality, oceanic and aviation real-time data collection products, systems, software and services to a diversified customer base of federal, state, local and foreign governments, engineering companies, universities, hydropower companies and other commercial entities.

About Hach Environmental

The Hach Environmental group of companies provides advanced water measurement technologies used in oceanography, hydrology, meteorology, and wastewater flow monitoring, along with world class sales and service support.

Notice to Investors

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Sutron Corporation common stock described in this press release has not yet commenced. At the time the planned offer is commenced an affiliate of Hach Company will file a tender offer statement on Schedule TO with the Securities and Exchange Commission and Sutron Corporation will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Sutron Corporation security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: www.sec.gov.

Forward-Looking Statements

Statements in this release that are not strictly historical, including statements regarding the proposed acquisition, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses, and any other statements regarding events or developments that either party believes or anticipates will or may occur in the future, are “forward-looking” statements within the meaning of the federal securities laws. There are a number of important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which the Hach and Sutron businesses operate; the uncertainty of regulatory approvals; the parties’ ability to satisfy the tender offer and merger agreement conditions and consummate the transaction; Hach’s ability to successfully integrate Sutron’s operations and employees with its existing business; the ability to realize anticipated growth, synergies and cost savings; and Sutron’s performance and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements are available in the respective SEC filings of each of Sutron and of the ultimate parent entity of Hach Company, including the respective most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. These forward-looking statements speak only as of the date of this release and neither party assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.